Exhibit 5.1

June 30, 2010

Eagle Rock Energy Partners, L.P.

1415 Louisiana Street, Suite 2700

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933 (the “Securities Act”) of the offer and sale (the “Offering”) by the Partnership of up to 21,557,164 common units representing limited partner interests (the “Common Units”), warrants (the “Warrants”) to purchase up to 21,557,164 additional common units at an exercise price of $6.00 per unit and the common units issuable upon exercise of the Warrants (the “Warrant Units”).

The Common Units, the Warrants and the Warrant Units are being issued pursuant to a prospectus supplement, dated May 27, 2010, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on May 27, 2010, to a prospectus dated March 30, 2010 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-163554) (the “Registration Statement”), which Registration Statement was declared effective by the Commission on March 30, 2010.  The Offering is being made in connection with the distribution by the Partnership to its unitholders of transferable subscription rights (the “Rights”) to purchase the Common Units and the Warrants.

We have examined (i) the Registration Statement, including the Prospectus, (ii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, (iii) the Certificate of Limited Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership, (iv) the forms of certificates evidencing the Rights, the Common Units, the Warrants and the Warrant Units, (v) certain resolutions adopted by the board of directors of the general partner of the general partner of the Partnership relating to the Offering and (v) such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
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In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Common Units, the Warrants and the Warrant Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that:

1.               The Common Units have been duly and validly authorized by the Partnership and, when issued and delivered by the Partnership upon due and proper exercise of the Rights and receipt of payment therefor as contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.

2.               The Warrants have been duly and validly authorized by the Partnership and, when issued and delivered by the Partnership upon due and proper exercise of the Rights and receipt of payment therefor as contemplated by the Prospectus, will be the valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.               The Warrant Units have been duly and validly authorized and, when issued and delivered by the Partnership upon due and proper exercise of the Warrants and receipt of payment therefore as contemplated by the Prospectus and the terms of the Warrants, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are qualified in the following respects:

1.               We express no opinions concerning (i) the validity or enforceability of any provisions contained in the agreement setting forth the terms of the Warrants that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

2.               This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Limited Partnership Act, and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.